Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-178214 and No. 333-164783 on Forms S-3 and Registration Statement No. 333-169923 on Form S-8 of our report dated February 28, 2012, relating to the consolidated financial statements of Annaly Capital Management, Inc., and the effectiveness of Annaly Capital Management, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Annaly Capital Management, Inc. for the year ended December 31, 2011.

/s/  Deloitte & Touche LLP
New York, New York
February 28, 2012